Exhibit 21.1

Watson Pharmaceuticals, Inc.
Subsidiaries of the Company
As of March 1, 2010

Name	Jurisdiction of Incorporation

Watson Laboratories, Inc.	Nevada
Watson Laboratories, Inc.	New York
Watson Laboratories, Inc.	Delaware
Watson Laboratories, Inc	Connecticut
Watson Laboratories, Inc.	Florida
Watson Pharma, Inc.	Delaware
Watson Pharmaceuticals (New Jersey), Inc.	Delaware
Watson Pharma Private Limited	India
Nicobrand Limited	Northern Ireland
The Rugby Group, Inc.	New York
Anda, Inc.	Florida
Anda Pharmaceuticals, Inc.	Florida
Andrx Corporation	Delaware
Watson Management Corporation	Florida
Watson Therapeutics, Inc.	Florida
Valmed Pharmaceutical, Inc.	New York
Makoff R&D Laboratories, Inc.	California
R&D Ferrlecit Capital Resources, Inc.	California
Watson Manufacturing Services, Inc.	Delaware
Watson Cobalt Holdings, LLC	Delaware
Cobalt Laboratories, Inc.	Delaware
Watson Pharma Holding S.a.r.l.	Luxembourg
Watson Pharma S.a.r.l.	Luxembourg
Robin Hood Holdings, Ltd.	Malta
Arrow Pharmaceutical Holdings, Ltd.	Malta
Arrow Laboratories, Ltd.	Malta
Arrow Supplies, Ltd.	Malta
Arrow International, Ltd.	Malta
Arrow Group ApS	Denmark
Arrow Scandinavia AB	Sweden
Eden Biopharma Group, Ltd.	United Kingdom
Seeker Investments, Ltd.	British Virgin Islands
Gaja Investments BV	Holland
Arrow Generiques SAS	France
Selamine, Ltd.	Ireland
Breath, Ltd.	United Kingdom
Arrow Generics, Ltd.	United Kingdom
Arrow No 7, Ltd.	United Kingdom
Arrow Pharmaceuticals, Inc.	Canada
Cobalt Pharmaceuticals, Inc.	Canada
Arrow Farmaceutica, Ltda.	Brazil
Spirit Pharmaceuticals (Proprietary), Ltd.	Australia
Juta Pharma GmbH	Germany
Scriptpharm Holdings (Proprietary), Ltd.	South Africa